EXHIBIT 99.1
Schnitzer Steel press release released at 3:53PM PDT:

Schnitzer Settles Pending Investigation

Payments Of $15.2 Million are In Line with Previously Announced Reserve

PORTLAND, Ore.--(BUSINESS WIRE)--Schnitzer Steel Industries, Inc. (NASDAQ:SCHN) today announced that it has finalized settlements with the United States Department of Justice and the U. S. Securities and Exchange Commission resolving the investigation that commenced with the self-reporting by the Company of its past practice of improper payments to purchasing managers of nearly all of the Company’s customers in Asia for export sales of recycled ferrous metals.

The aggregate payments of $15.2 million (including interest charges) under the settlement are consistent with the $15 million reserve that Schnitzer Steel announced in its quarterly financial reports for the first and third quarters of fiscal 2006. Under the settlement:

•	The Company’s Korean subsidiary pled guilty to Foreign Corrupt Practices Act anti-bribery and books and records provisions, conspiracy and wire fraud charges and will pay a fine of $7.5 million.

•
The Company agreed to an order, issued by the Securities and Exchange Commission, to cease and desist from the past practices that were the subject of the investigation and to disgorge $7.7 million of profits and prejudgment interest.

•
Schnitzer Steel and the government agreed to a deferred prosecution agreement, under which the government will not prosecute the Company if the Company meets the conditions of the agreement for three years.

The settlement has been approved by the Company’s Board of Directors and Audit Committee and concludes the independent investigation commenced in August, 2004 by the Board’s Audit Committee and an outside law firm that was retained by the Audit Committee to assist in the previously announced investigation of these matters.

Kenneth M. Novack, who has been Chairman of Schnitzer Steel’s Board since May 19, 2005, said, “These past payments in Asia were - and are - contrary to the policies and standards of Schnitzer Steel and its subsidiaries. When our Board’s Audit Committee learned of these payments, it launched a rigorous investigation. Then, with the unanimous support of the Board, the Company promptly reported these payments to federal authorities and directed that further steps be taken to strengthen the Company’s culture of ethical and legal compliance so that this would not happen again. The Company fully cooperated with federal authorities at each step of the investigation, and we are pleased to put this behind us. As a result of discovering these practices in Asia, we changed the senior management of the Company. We were delighted that John Carter agreed to join us as CEO in May, 2005. He has helped us to resolve this investigation, has brought in a strong new senior management team, and has led the Company through a major transformation in our business during the past 16 months.”

“I am very pleased that this matter has been concluded, so that we can now turn our full attention and energies to pursuing our strategy of growth. The Company enters its second 100 years with a strong balance sheet, a successful integration of our major acquisitions over the past year, and a talented, committed leadership team. We will continue to build on our achievements, and add to the scale and profitability of the Company’s operations,” said CEO John Carter.

Under the terms of the settlement, Schnitzer Steel has employed a compliance officer and designed and implemented a comprehensive compliance program, which will be overseen by the Audit Committee of the Company’s Board, and will engage a compliance consultant to advise the compliance officer and the Board on the compliance program. The compliance program includes enhanced training of the Company’s employees and commercial representatives, expansion of existing programs such as the whistleblower hotline, and due diligence reviews of business practices, commercial relationships and partners.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled ferrous metals products in the United States with 28 operating facilities located in 11 states throughout the country, including six export facilities located on both the East and West Coasts and in Hawaii. The Company's vertically integrated operating platform also includes its auto parts and steel manufacturing businesses. The Company's auto parts business sells used auto parts through its 35 Pick-N-Pull self service facilities and 18 GreenLeaf full service facilities located in 14 states and western Canada. With an annual production capacity of 700,000 tons, the Company's steel manufacturing business produces finished steel products, including rebar, wire rod and other specialty products. The Company commenced its 100th year of operations in 2006.

For more information about Schnitzer Steel Industries, Inc. go to www.schnitzersteel.com.

Certain statements in this news release are "forward-looking statements" within the meaning of U.S. federal securities laws. The Company intends that these statements be covered by the safe harbors created under these laws. These forward-looking statements include, but are not limited to, statements related to the expected outcome of the settlements with the United States Department of Justice and the U.S. Securities and Exchange Commission, as well as expectations regarding the Company’s compliance program. These forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from the information set forth in these forward-looking statements include the Company’s ability to successfully implement its compliance program and other factors, some of which are discussed in the Company’s most recent annual report on Form 10-K/A and its most recent quarterly report on Form 10-Q/A. Many of these factors and events are beyond the Company's ability to control or predict. Given these uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements, which only speak as of the date of this news release. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws.

Contacts Schnitzer Steel Industries, Inc. Rob Stone, 503-224-9900 (Investor Relations) Tom Zelenka, 503-323-2821 (Press Relations) www.schnitzersteel.com ir@schn.com